EXHIBIT 99.1

Midway Gold Corp. MDW:TSX-V; MDW:NYSE-AMEX

Midway Completes Gold Rock Plan of Operations,
White Pine county, Nevada

April 2nd, 2013

Denver, Colorado – Midway Gold Corp. (“Midway”) announces completion and filing of a Plan of Operations (PoO) for the Company’s second project, Gold Rock. The PoO for Gold Rock, submitted to the Bureau of Land Management (BLM) on March 21st, 2013, has been accepted as complete, and officially begins the project’s Environmental Impact Statement (EIS) process. Gold Rock is scheduled to be the Company’s second operating gold mine and is currently targeted for production in 2016.

Ken Brunk, Midway’s President & CEO, stated, “We are moving forward at Midway. We are building a mining company. Initiating the permit process at Gold Rock is part of our strategy of developing a pipeline of projects leading to future production. We want to leverage the experience gained from permitting the Pan project along with the relationship we’ve developed with the Ely BLM office. Our first priority remains getting our Pan project into production near term. We are positioning Gold Rock to be our next mine after Pan.”

Gold Rock Project - Nevada

Gold Rock, 8 km southeast of Midway's Pan project, appears to contain similar host rocks and styles of gold mineralization. The Gold Rock project is a Carlin-style gold deposit and the resource is open in all directions. Drill results from 2012-13 drilling will be incorporated into a new resource update later this year. There is considerable expansion potential with numerous exploration targets along a 12 km, favorably mineralized trend.

The Company expects the Gold Rock Mine will be similar to the planned operations at Pan. The Pan project is currently in an advanced stage of permitting and a Record of Decision from the BLM is expected in the fourth quarter of 2013. Pan will be a shallow open pit, heap leach mine in White Pine County, Nevada. Once in operation, Pan is projected to employ about 150 workers. The Pan project, scheduled to be the Company’s first operating mine is targeted for production in mid-2014. Pan’s draft EIS was published by the BLM on March 22nd is currently in a 45-day public comment period.

Stock Options Granted – On March 11th, 2013, the board granted non-qualified and incentive stock options on a total of 2,545,000 shares of Midway's common stock to directors, employees and consultants pursuant to Midway's shareholder-approved combined incentive and non-qualified stock option plan. The options are exercisable for up to five years at a price of C$1.15 per share being the last closing price of Midway’s common shares when the options were granted.

About Midway Gold Corp.

Midway Gold Corp. is a precious metals company with a vision to explore, design, build and operate gold mines in a manner accountable to all stakeholders while assuring return on shareholder investments. For more information about Midway, please visit our website at www.midwaygold.com or contact Jaime Wells, Investor Relations Analyst, at (877) 475-3642 (toll-free).

Neither the TSX Venture Exchange, its Regulation Services Provider (as that term is defined in the policies of the TSX Venture Exchange) nor the NYSE MKT accepts responsibility for the adequacy or accuracy of this release.

This press release contains forward-looking statements about the Company and its business. Forward looking statements are statements that are not historical facts and include, but are not limited to, statements about the Company's intended work plans and resource estimates and potential offering of common shares of the Company from time to time. The forward-looking statements in this press release are subject to various risks, uncertainties and other factors that could cause the Company's actual results or achievements to differ materially from those expressed in or implied by forward looking statements. These risks, uncertainties and other factors include, without limitation, risks related to the timing and completion of the Company's intended work plans, risks related to fluctuations in gold prices; uncertainties related to raising sufficient financing to fund the planned work in a timely manner and on acceptable terms; changes in planned work resulting from weather, logistical, technical or other factors; the possibility that results of work will not fulfill expectations and realize the perceived potential of the Company's properties; uncertainties involved in the interpretation of drilling results and other tests and the estimation of gold resources and reserves; the possibility that required permits may not be obtained on a timely manner or at all; the possibility that capital and operating costs may be higher than currently estimated and may preclude commercial development or render operations uneconomic; the possibility that the estimated recovery rates may not be achieved; risk of accidents, equipment breakdowns and labor disputes or other unanticipated difficulties or interruptions; the possibility of cost overruns or unanticipated expenses in the work program; and other factors identified in the Company's SEC filings and its filings with Canadian securities regulatory authorities. Forward-looking statements are based on the beliefs, opinions and expectations of the Company's management at the time they are made, and other than as required by applicable securities laws, the Company does not assume any obligation to update its forward-looking statements if those beliefs, opinions or expectations, or other circumstances, should change.

Cautionary note to U.S. investors concerning estimates of reserves and resources: This press release and the documents referenced in this press release use the terms “reserve" and  "mineral resource“, which are terms defined under Canadian National Instrument 43-101 and the Canadian Institute of Mining and Metallurgy Classification system.  Such definitions differ from the definitions in U.S. Securities and Exchange Commission ("SEC") Industry Guide 7.  Under SEC Industry Guide 7 standards, a "final" or "bankable" feasibility study is required to report reserves, the three-year historical average price is used in any reserve or cash flow analysis to designate reserves and the primary environmental analysis or report must be filed with the appropriate governmental authority.  Mineral resources are not mineral reserves and do not have demonstrated economic viability. The SEC normally only permits issuers to report mineralization that does not constitute SEC Industry Guide 7 compliant "reserves" as in-place tonnage and grade without reference to unit measures.  The references to a “resource” in this press release and the documents referenced in this press release are not normally permitted under the rules of the SEC.  It cannot be assumed that all or any part of mineral deposits in any of the above categories will ever be upgraded to Guide 7 compliant reserves. Accordingly, disclosure in this press release and in the technical reports referenced in this press release may not be comparable to information from U.S. companies subject to the reporting and disclosure requirements of the SEC.